SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Dec. 11, 2009

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03140	NORTHERN STATES POWER COMPANY	39-0508315
(a Wisconsin corporation)
1414 Hamilton Avenue
Eua Claire, Wisconsin 54701
(715) 839-2625

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In June 2009, Northern States Power Company, a Wisconsin corporation and wholly owned subsidiary of Xcel Energy Inc, (NSP-Wisconsin) filed an electric and gas rate case in Wisconsin seeking an increase in retail electric rates of $30.4 million, or 5.7 percent, and proposed no change in natural gas rates.  The request was based on a 10.75 percent return on equity (ROE), an equity ratio of 53.12 percent, an electric rate base of $644 million, a gas rate base of $81 million and a 2010 forecasted test year.  The request was comprised of a traditional base rate increase of $45.1 million offset by projected fuel decreases of $14.7 million.

On Dec. 11, 2009, the Public Service Commission of Wisconsin (PSCW) held deliberations and approved an electric rate increase of approximately $6.4 million or 1.2 percent and no change in gas rates, based on a 10.4 percent ROE and a 52.30 percent equity ratio.

The PSCW also decided to apply $6.4 million of NSP-Wisconsin’s 2009 fuel refund obligation to offset the rate increase such that there will generally be no change to NSP-Wisconsin’s overall customer bills in 2010. However, individual customers may see an increase or decrease in their bills based on the new rate design approved by the PSCW.  Lastly, the PSCW approved NSP-Wisconsin’s request for a limited rate case reopener in 2011 to update certain costs that are billed to NSP-Wisconsin through the interchange agreement with NSP-Minnesota.

The base non-fuel adjustments include: (1) adjustments to the ROE and equity ratio as discussed above; (2) reduced interchange agreement fixed charge billings; (3) a disallowance of certain employee compensation expenses.   In addition, the PSCW adjustments include a $9.1 million reduction for Prairie Island nuclear plant decommissioning expense as a result of the 10-year life extension approved by the Minnesota Public Utilities Commission earlier this year.  The PSCW approved NSP-Wisconsin’s request to discontinue the practice of reducing rate base and common equity to account for appropriated retained earnings associated with certain hydro licenses.

A summary of the proposed adjustments is listed below:

Millions of Dollars	NSP-Wisconsin Request	PSCW Approved
Base non-fuel	$45.1	$35.8

Fuel	(14.7)	(20.3)

Prairie Island Life Extension	—	(9.1)

Rate increase	$30.4	$6.4

A written order is expected by the end of 2009 with new rates in effect in January 2010.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy and NSP-Wisconsin’s in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s and NSP-Wisconsin’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and Sept. 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dec. 17, 2009

Xcel Energy Inc.
(a Minnesota corporation)
Northern States Power Company
(a Wisconsin corporation)

/s/ DAVID M. SPARBY
David M. Sparby
Vice President and Chief Financial Officer